Exhibit 99.1

NASDAQ:ARTW CONTACT: Carrie Majeski (712) 864-3131

ART'S-WAY ANNOUNCES ACQUISTION

ARMSTRONG, IOWA - Art's-Way Manufacturing Co., Inc., today (September 6,
2007) announced its September 5, 2007 acquisition of the hay and forage product lines of Miller Pro of Miller St. Nazianz, Inc. of St. Nazianz, Wisconsin. The Miller Pro product lines have historically had annual sales of approximately $8,000,000 including a substantial portion of spare parts. The production of the product lines is being moved to Armstrong, Iowa where production will resume for the next growing season. Distribution is expected to increase in both Art's-Way and Miller Pro product lines with synergizes in our combined dealer distribution network. "We feel that this purchase offers us growth potential that will positively impact Art's-Way earnings," commented Art's-Way Chairman J. Ward McConnell Jr. "We feel that the Miller Pro acquisition will compliment our current product offerings," McConnell said.

Art's-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet harvesting equipment, plows, land maintenance equipment, crop shredding equipment and seed planting equipment. Art's-Way also produces haylage machinery for original equipment manufactures (OEM's). After market service parts are also an important part of the Company's business. Art's-Way Manufacturing has two wholly owned subsidiary Art's-Way Vessels Inc. and Art's-Way Scientific Inc. Art'-Way Vessels manufactures pressurized tanks and vessels. Art's-Way Scientific manufactures modular animal confinement building and modular laboratories.

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.